Exhibit 4.4

SUBORDINATION AGREEMENT

Preliminary Statement

This Subordination Agreement (this “Agreement”) is made as of February 1, 2008 by and among Bakers Footwear Group, Inc. (the “Company”), Private Equity Management Group, Inc., as agent for certain Lenders described below (the “Subordinated Creditor”) and Bank of America, N. A. (“Senior Lender”) (the Subordinated Creditor and the Senior Lender, collectively, the “Creditors”). The Company and Senior Lender are parties to the Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Loan Agreement.

Pursuant to the Loan Agreement, the Senior Lender has agreed, subject to the terms and conditions set forth therein, to make certain revolving credit loans, advances and other financial accommodations to or for the benefit of the Company (collectively, the “Loans”). The Subordinated Creditor wishes to lend, and the Company wishes to borrow, $7,500,000.00 pursuant to the terms of that certain Second Lien Credit Agreement of even date herewith, by and among the Company, the Subordinated Creditor, as administrative agent, and the Lenders party thereto, a copy of which is attached hereto as Exhibit 1 (the “Subordinated Loan Agreement”);

The Company has requested that the Senior Lender consent to, and the Senior Lender has agreed to consent to, the borrowing by the Company under the Subordinated Loan Agreement contingent upon, among other things, the execution and delivery by Subordinated Creditor and the Company of this Agreement.

NOW THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the willingness of the Senior Lender to consent to the borrowing by the Company under the Subordinated Loan Agreement, the Company and the Subordinated Creditor, jointly and severally, agree with the Senior Lender as follows:

1.         Subordination of Debt. Subordinated Creditor hereby subordinates the Indebtedness of the Company evidenced by the Subordinated Loan Agreement (the “Subordinated Indebtedness”), to any and all Indebtedness now or hereafter owing by the Company to the Senior Lender, including, without limitation, the Liabilities under the Loan Agreement, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to the Company (and including the payment of any principal, interest, fees, cost, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding (collectively, the “Senior Indebtedness”) and agrees that the Subordinated Indebtedness shall be junior (x) in right of payment to the Senior Indebtedness in an aggregate amount equal to (i) the principal sum of $40,000,000 plus (ii) all interest, charges, fees, costs, indemnities and expenses (including amounts which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding) owed on account of the Senior Indebtedness and (y) in exercise of remedies to the Senior Indebtedness.

2.	Encumbrances.
(a)

Priorities of Encumbrances. Each Creditor hereby acknowledges that the other has been granted Encumbrances upon the Collateral to secure the Senior Indebtedness and the Subordinated Indebtedness, respectively. The priorities of the Encumbrances provided in this Section 2(a) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Senior Indebtedness or the Subordinated Indebtedness, nor by any action or inaction which any Creditor may take or fail to take in respect of the Collateral. The Encumbrances of the Senior Lender on the Collateral are and shall be senior and prior in right to the Encumbrances of the Subordinated Creditor on the Collateral until such time as the Senior Indebtedness has been Paid in Full, and such Encumbrances of the Subordinated Creditor on the Collateral are and shall be junior and subordinate to the Encumbrances of the Senior Lender until such time as the Senior Indebtedness has been Paid in Full. As used herein, “Paid in Full” or “Payment in Full” shall mean, with respect to the Senior Indebtedness, that: (a) all of such Senior Indebtedness (other than contingent indemnification obligations for which no underlying claim has been asserted) have been indefeasibly paid, performed or discharged in full in cash, (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the documents relating to such Senior Indebtedness and (c) any and all letters of credit or similar instruments issued under such documents have been expired or cancelled and returned (or backed by stand-by letters of credit or cash collateralized) in accordance with the terms of such documents.

(b)

No Alteration of Priorities. The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting an Encumbrance in favor of either Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Loan Documents or the Subordinated Loan Agreement.

(c)

Perfection; Contesting Encumbrances. Each Creditor shall be solely responsible for perfecting and maintaining the perfection of its Encumbrance upon the Collateral in which such Creditor has been granted an Encumbrance. The foregoing provisions of this Agreement are intended solely to govern the respective Encumbrance priorities as among the Creditors and shall not impose on any Creditor any obligations in respect of the disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law. The Subordinated Creditor agrees that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Encumbrances of the Senior Lender in the Collateral or the enforceability of the Senior

Indebtedness. The Senior Lender agrees that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Encumbrances of the Subordinated Creditor in the Collateral or the enforceability of the Subordinated Indebtedness.

(d)

Proceeds of Collateral. Any and all amounts or Collateral or proceeds thereof received by the Subordinated Creditor including, without limitation, any such Collateral constituting proceeds, or any payment or distribution, that may be received by any Subordinated Creditor (a) in connection with the exercise of any Enforcement Action with respect to the Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), (c) from the collection or other disposition of, or realization on, the Collateral, whether or not pursuant to an Insolvency Proceeding (d) in any Insolvency Proceeding or (e) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Senior Lender, in the same form as received, with any necessary endorsements, and the Subordinated Creditor hereby authorizes the Senior Lender to make any such endorsements as agent for the Subordinated Credit (which authorization, being coupled with an interest, is irrevocable). All Collateral and proceeds thereof received by the Senior Lender shall be applied to the Senior Indebtedness in accordance with the provisions of the Loan Agreement.

(e)

Release of Collateral Upon Release Event. The Subordinated Creditor shall at any time in connection with any Release Event: upon the request of the Senior Lender with respect to the Collateral subject to such Release Event, (a) release or otherwise terminate its Encumbrances on such Collateral, (b) promptly deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the Senior Lender shall reasonably require in order to release and/or terminate such Subordinated Creditor’s Encumbrances on the Collateral subject to such Release Event, and (c) be deemed to have consented under the Subordinated Loan Agreement to such Release Event free and clear of the Subordinated Creditor’s security interest (it being understood that the Subordinated Creditor shall still, subject to the terms of this Agreement, have a security interest with respect to the proceeds of such Collateral) and to have waived the provisions of the Subordinated Loan Agreement to the extent necessary to permit such transaction; provided that the Senior Lender shall promptly apply such proceeds from such Release Event to the Senior Indebtedness in accordance with the provisions of the Loan Agreement. As used herein, the term “Release Event” means (a) any disposition of Collateral permitted under the Loan Agreement, (b) any other disposition of Collateral of the Company permitted by the Senior Lender, (c) the taking of any Enforcement Action by the Senior Lender against all or any portion of the Collateral (including a disposition conducted by the Company with the consent of the Senior Lender) or (d) after the occurrence and during the continuance of an Insolvency Proceeding by or against the Company, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of all or any portion of the Collateral.

(f)	Power of Attorney. The Subordinated Creditor hereby irrevocably constitutes and appoints the Senior Lender and any officer of the Senior Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Creditor and in the name of the Subordinated Creditor or in the Senior Lender’s own name, from time to time in the Senior Lender’s discretion, for the purpose of carrying out the terms of Section 2(e) hereof (such appointment to become effective five (5) Business Days following the Senior Lender’s request to the Subordinated Creditor to take action with respect to a Release Event as set forth in Section 2(e) hereof and the Subordinated Creditor’s failure to take such action), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Section, including any Release Documents, and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Section, such power of attorney being coupled with an interest and irrevocable. The Subordinated Creditor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 2(f). No Person to whom this power of attorney is presented, as authority for the Senior Lender to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Subordinated Creditor as to the authority of the Senior Lender to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Senior Lender the authority to take and perform the actions contemplated herein. Subordinated Creditor irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney.

(g)

New Encumbrances. So long as the Senior Indebtedness has not been Paid in Full, the Subordinated Creditor agrees that no additional Encumbrances shall be granted or permitted on any asset of the Company to secure any Subordinated Indebtedness unless, subject to the terms of this Agreement, immediately after giving effect to such grant or concurrently therewith, a senior and prior Encumbrance shall be granted on such asset to secure the Senior Indebtedness (unless and to the extent the grant of such Encumbrance is otherwise waived in writing by the Senior Lender). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Senior Lender, the Subordinated Creditor agrees that any amounts received by or distributed to it pursuant to or as a result of Encumbrances granted in contravention of this Section 2(g) shall be subject to the terms of this Agreement.

As used in this Section 2 and elsewhere in this Agreement, the term “Enforcement Action” shall mean (a) the acceleration of all or any portion of the Senior Indebtedness or Subordinated Indebtedness, as applicable; (b) the commencement of or joinder in any involuntary proceeding against the Company or any of its Subsidiaries under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of any federal or state government; (c) the commencement of any action or proceeding against the Company or any of its Subsidiaries to enforce payment of all or any part of the Senior Indebtedness or Subordinated Indebtedness, as applicable or the taking of any other actions against the Company or its Subsidiaries permitted under the Loan Documents or the Subordinated Loan Agreement, as applicable, and/or under applicable law, and/or the reduction of such claims to a judgment against the Company, (d) any action by any Creditor to foreclose on the Encumbrance of such Person in any Collateral, (e) any action by any Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including any disposition after the occurrence of a default of any Collateral by the Company with the consent of, or at the direction of, such Creditor, or (f) the taking of any other actions by a Creditor against any Collateral, including (other than for purposes of perfection) the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral.

3.	Payments.
(a)

Subject to Section 3(b) below, until such time as the Senior Indebtedness is Paid in Full, the Subordinated Creditor shall be entitled to receive and retain only (i) those regularly scheduled payments (without acceleration) of principal and interest on the Subordinated Indebtedness (the “Scheduled Subordinated Indebtedness Payments”), to the extent and in the manner set forth in the Subordinated Loan Agreement as in effect on the date hereof, and (ii) so long as the Payment Conditions are satisfied, prepayments of the Subordinated Indebtedness.

(b)

Notwithstanding the provisions of Section 3(a) above, the Company and the Subordinated Creditor covenant to and agree with the Senior Lender that upon the occurrence of a default or Event of Default under the Loan Agreement (collectively, a “Default”), and so long as, in the case of a default, such default remains uncured, and in the case of an Event of Default, such Event of Default has not been waived by the Senior Lender, the Subordinated Creditor’s right to receive and retain the Scheduled Subordinated Indebtedness Payments and any prepayments (and any other payments) under the Subordinated Loan Agreement shall immediately cease. Subject to Section 3(c) below, the Subordinated Creditor agrees not to demand, accept or receive any payment or prepayment in respect of the Subordinated Indebtedness after the occurrence of a Default which remains uncured or which the Senior Lender has not waived, as applicable, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim, cross-claim or otherwise, or any collateral therefor, provided that Subordinated Creditor may exercise those remedies set forth in Section 11 below. Without limiting the foregoing, the Company agrees that, subject to Section 3(c) below, no amount shall be paid in respect of the Subordinated Indebtedness, whether in cash, property, securities or otherwise, by the Company to the Subordinated Creditor after the occurrence of a Default which remains uncured or which the Senior Lender has not waived, as applicable, without the prior written consent of the Senior Lender.

(c)

Notwithstanding the foregoing provisions of Section 3(b), the Company may resume and the Subordinated Creditor may accept Scheduled Subordinated Indebtedness Payments (including any Scheduled Subordinated Indebtedness Payments which accrue during any such time when the payment of such Scheduled Subordinated Indebtedness Payments is prohibited pursuant to Section 3(b) above) and prepayments of the Subordinated Indebtedness, provided that the Company may only make and the Subordinated Creditor may only accept any payments which accrue during any such time when the payment of such Scheduled Subordinated Indebtedness Payments is prohibited pursuant to Section 3(b) above if the Payment Conditions are met. No Default shall be deemed to have been cured or waived for purposes of this Section 3(c) unless and until the Company and the Subordinated Creditor shall have received a written waiver or notice of cure thereof from the Senior Lender. The Company and/or the Senior Lender shall give the Subordinated Creditor prompt notice of the occurrence of any Default and of any cure, waiver or other termination thereof as provided in Section 16(a) hereof.

(d)

In the event that notwithstanding the provisions of the Loan Agreement and this Agreement, the Company shall make any payment to Subordinated Creditor on account of the Subordinated Indebtedness not expressly authorized hereby, such payment shall be held in trust by Subordinated Creditor, for the benefit of the Senior Lender, and shall be paid over immediately (without necessity of demand) to the Senior Lender for application in accordance with the Loan Agreement to the payment of all Senior Indebtedness remaining due and payable until the same shall have been Paid in Full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event of the failure of Subordinated Creditor to endorse any instrument for the payment of money so received by Subordinated Creditor on account of the Subordinated Indebtedness, the Senior Lender is irrevocably appointed attorney-in-fact for Subordinated Creditor with full power to make such endorsement and with full power of substitution.

(e)

For the purposes of this Section 3, “Payment Conditions” shall mean (a) (i) no Default exists or would arise from the making of such payment or prepayment, and (ii) after giving effect to such payment or prepayment, Availability on a pro forma basis for the 12 months following such payments is equal to or greater than $3,500,000, or (b) the Senior Debt has been Paid in Full

4.	Enforcement of Security.
(a)

Management of Collateral. Subject to the other terms and conditions of this Agreement, the Senior Lender shall have the exclusive right to manage, perform and enforce the terms of the Loan Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, dispose of, or liquidate the Collateral and to incur expenses in connection with such disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction (the “UCC”). In conducting any public or private sale under the UCC, the Senior Lender shall give the Subordinated Creditor such notice (a “UCC Notice”) of such sale as may be required by the applicable UCC; provided, however, that ten (10) days’ notice shall be deemed to be commercially reasonable notice. Except as specifically provided in Section 11 below, notwithstanding any rights or remedies available to Subordinated Creditor under the Subordinated Loan Agreement, applicable law or otherwise, Subordinated Creditor shall not, directly or indirectly, take any Enforcement Action.

(b)	Collateral In Possession.

(i)

In the event that the Senior Lender takes possession of or has “control” (as such term is used in the UCC as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Encumbrance therein, the Senior Lender shall be deemed to be holding such Collateral as representative for the Creditors, including the Subordinated Creditor, solely for purposes of perfection of its Encumbrance under the UCC; provided that the Senior Lender shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral for the Subordinated Creditor. Promptly following the date on which the Senior Indebtedness is Paid in Full, the Senior Lender shall, upon the request of the Subordinated Creditor, deliver the remainder of the Collateral, if any, in its possession to the designee of the Subordinated Creditor (except as may otherwise be required by applicable law or court order).

(ii)

In the event that the Subordinated Creditor takes possession of or has “control” (as such term is used in the UCC as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Encumbrance therein, Subordinated Creditor shall be deemed to be holding such Collateral as representative for the Creditors, including the Senior Lender, solely for purposes of perfection of its Encumbrance under the UCC; provided that Subordinated Creditor shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral for the Senior Lender. The Subordinated Creditor shall, upon the request of the Senior Lender, promptly deliver any Collateral in its possession to the designee of the Senior Lender (except as may otherwise be required by applicable law or court order).

(iii)

In connection with this Agreement, the Senior Lender shall use commercially reasonable efforts to cause Bank of America, N.A., in its capacity as a depository bank where accounts of the Company are located (in such capacity, the “Bank”), to enter into a deposit account control agreement with the Senior Lender and the Subordinated Creditor, which agreement shall be subject to the terms and provisions hereof and shall provide that upon the Payment in Full of the Senior Indebtedness, the Bank shall thereafter follow the instructions of the Subordinated Creditor with respect to the Collateral consisting of deposit accounts and proceeds thereof in the possession of the Bank.

(iv)

It is understood and agreed that this Section 4 is intended solely to assure continuous perfection of the Encumbrances granted under the applicable Loan Documents and Subordinated Loan Agreement, and nothing in this Section 4 shall be deemed or construed as altering the priorities or obligations set forth elsewhere in this Agreement. The duties of each party under this Section 4 shall be mechanical and administrative in nature, and no party shall have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of the other party.

(c)

Insurance and Condemnation Awards. So long as the Senior Indebtedness has not been Paid in Full, the Senior Lender shall have the exclusive right to settle and adjust claims in respect of Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. Subject to the terms of the Subordinated Loan Agreement, after the Senior Indebtedness has been Paid in Full, the Subordinated Creditor shall have the exclusive right to settle and adjust claims in respect of Collateral under policies of insurance and to approve any award granted in condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral.

5.	Bankruptcy, Insolvency, etc.
(a)

In the event of an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relative to the Company or to its assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy (any such proceeding referenced above being referred to herein as an “Insolvency Proceeding”), so long as any Senior Indebtedness is outstanding and has not been Paid in Full, the Senior Lender shall be entitled in any such Insolvency Proceedings to receive Payment in Full in cash of all Senior Indebtedness before the Subordinated Creditor is entitled in such Insolvency Proceedings to receive any payment on account of the Subordinated Indebtedness, other than any payment consisting solely of any securities of the Company issued in connection with an Insolvency Proceeding, the payment of which securities is junior or otherwise subordinated, at least to the same extent provided in this Agreement, to the payment of any and all of the Senior Indebtedness (collectively, “Subordinated Securities”), and to that end in any such Insolvency Proceedings, so long as any Senior Indebtedness remains outstanding, any payment or distribution of any kind or character, whether in cash or in other property (other than Subordinated Securities), to which Subordinated Creditor would be entitled on account of the Subordinated Indebtedness but for the provisions hereof, shall be delivered to the Senior Lender to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness.

(b)

Upon the commencement of an Insolvency Proceeding, the Subordinated Creditor shall be deemed, as security for the Senior Indebtedness and in order to effectuate the subordination set forth above, to have assigned the Subordinated Indebtedness to the Senior Lender and granted to the Senior Lender as of the date of the commencement of such Insolvency Proceeding the right to collect all payments and distributions of any kind and description (other than Subordinated Securities), whether in cash or other property, paid or payable in respect of any claims or demands of the Subordinated Creditor against the Company arising from the Subordinated Indebtedness. Upon the commencement of an Insolvency Proceeding, Subordinated Creditor shall also be deemed to have granted to the Senior Lender the full right (but not the obligation), in its own name or in its name as attorney in fact for the Subordinated Creditor, to collect and enforce claims and demands of such Subordinated Creditor arising from the Subordinated Indebtedness by suit, proof of claim in bankruptcy or other liquidation, reorganization or Insolvency Proceedings or otherwise. The Subordinated Creditor by its execution of this Agreement also hereby grants to the Senior Lender the exclusive right to vote any and all claims of Subordinated Creditor in any Insolvency Proceedings involving the Company with respect to the election of a trustee or similar official. The Subordinated Creditor shall be entitled to (i)

vote any and all claims of the Subordinated Creditor in any such Insolvency Proceeding with respect to any proposed plan of reorganization of the Company, and (ii) object to any proposed plan of reorganization of the Company to which the Subordinated Creditor would have the right to object in any Insolvency Proceeding; provided that, in each case, the Subordinated Creditor will not be entitled to exercise any such right if the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of any of the Senior Lender under this Agreement, the Loan Agreement or any other Loan Document or the ability of the Senior Lender to exercise the same.

6.	Subordinated Creditor Purchase Option.
(a)

Purchase Notice. Upon the earlier of: (a) the taking of any Enforcement Action (as defined in Section 2 hereof) by the Senior Lender (other than the exercise of control over the Company’s deposit or securities accounts or notification to any account debtor of the Company to direct funds in any manner), but prior to delivery to the Subordinated Creditor of written notice of the rescission or annulment of any Enforcement Action, (b) the commencement of an Insolvency Proceeding or (c) the occurrence of an Event of Default pursuant to either Section 10.10 (Business Failure) or Section 10.13 (Indictment - Forfeiture) of the Loan Agreement (each, a “Purchase Event”), within ten (10) Business Days of the occurrence of the first such Purchase Event, the Subordinated Creditor shall have the option, but not the obligation, to purchase from the Senior Lender all, but not less than all, of the Senior Indebtedness owing to the Senior Lender and assume all, but not less than all, of the then existing funding commitments under the Loan Documents by delivery of written notice (the “Purchase Notice”) from the Subordinated Creditor to the Senior Lender no later than ten (10) Business Days after the occurrence of such Purchase Event. A Purchase Notice, once delivered, shall be irrevocable. In the event the Subordinated Creditor fails to deliver a Purchase Notice within ten (10) Business Days after the first occurrence of any Purchase Event, the Senior Lender shall have no further obligations under this Section 6 with respect to such or any other Purchase Event and may take any further actions in its discretion in accordance with the Loan Documents and this Agreement.

(b)

Purchase Option Closing. On the date specified by the Subordinated Creditor in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the Senior Lender of the Purchase Notice), the Senior Lender shall sell to the Subordinated Creditor, and the Subordinated Creditor shall purchase from the Senior Lender, all, but not less than all, of the Senior Indebtedness, and the Senior Lender shall assign to the Subordinated Creditor, and the Subordinated Creditor shall assume from the Senior Lender all, but not less than all, of the then existing funding commitments under the Loan Documents.

(c)

Purchase Price. Such purchase and sale shall be made by execution and delivery by the Creditors of an assignment agreement in form and substance satisfactory to the Senior Lender. Upon the date of such purchase and sale, the Subordinated Creditor shall (a) pay to the Senior Lender as the purchase price therefor the full amount of all the Senior Indebtedness then outstanding and unpaid (including principal, interest (including default rate interest), fees, costs, and expenses, including reasonable attorneys’ fees and legal expenses, and cash collateral for indemnities), (b) (i) furnish cash collateral to the Senior Lender with respect to all outstanding L/C’s, in an amount equal to 105% of the aggregate Stated Amounts of such L/C’s or (ii) provide one or more back to back letters of credit in an aggregate amount equal to 105% of the aggregate Stated Amount of the L/C’s, and (c) agree to reimburse the Senior Lender for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the Senior Indebtedness, and/or as to which the Senior Lender has not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the Senior Lender as the Senior Lender may designate in writing to the Subordinated Creditor for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Subordinated Creditor to the bank account designated by the Senior Lender are received in such bank account prior to 1:00 p.m., Eastern time and interest shall be calculated to and including such Business Day if the amounts so paid by the Subordinated Creditor to the bank account designated by the Senior Lender are received in such bank account later than 1:00 p.m., Eastern time.

(d)

Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Senior Lender as to the Senior Indebtedness or otherwise and without recourse to the Senior Lender, except for representations and warranties as to the following: (a) that the Senior Lender owns the Senior Indebtedness free and clear of any Encumbrances and (b) the Senior Lender has the full right and power to assign the Senior Indebtedness and such assignment has been duly authorized by all necessary corporate action by the Senior Lender.

7.         Obligations Absolute. The provisions of this Agreement are for the purpose of defining the relative rights of the Senior Lender on the one hand and the Subordinated Creditor on the other hand with respect to the enforcement of rights and remedies and priority of payment of the Senior Indebtedness and the Subordinated Indebtedness. Nothing herein shall impair, as between the Company and the Subordinated Creditor, the obligations of the Company, which are unconditional and absolute, to pay to the holder thereof the principal and interest thereon and any other liabilities encompassed in the Subordinated Indebtedness, all in accordance with their respective terms, subject to the prior payment in full in cash of the Senior Indebtedness.

8.         Subordination Not Affected. Without the necessity of any reservation of rights against or any notice to or further assent by Subordinated Creditor, (i) any demand for payment of any Senior Indebtedness made by the Senior Lender may be rescinded in whole or in part by the Senior Lender, (ii) the Senior Lender may exercise or refrain from exercising any rights and/or remedies against the Company and others, if any, liable under the Senior Indebtedness, and (iii) the Senior Indebtedness and any agreement or instrument evidencing, securing, or otherwise relating to the Senior Indebtedness (including without limitation, the Loan Agreement and the other Loan Documents), or any collateral security therefor or guaranty thereof or other right of any nature with respect thereto, may be amended, extended, modified, continued, accelerated, compromised, waived, surrendered or released by the Senior Lender, in any manner the Senior Lender deems in its best interests, all without impairing, abridging, releasing or affecting in any manner the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein. Without limiting the foregoing, the Subordinated Creditor waives any and all notice of the creation, amendment, restatement, extension, acceleration, compromise, continuation, waiver, surrender, release or modification of any nature of the Senior Indebtedness, the Loan Agreement or the other Loan Documents, and notice of or proof of reliance by the Senior Lender upon the subordination provided for herein. The Senior Indebtedness shall conclusively be deemed to have been created, contracted and incurred in reliance upon the provisions of this Agreement.

9.         Warranties, Representations, Covenants and Acknowledgments of the Subordinated Creditor.

(a)

Subordinated Creditor represents to the Senior Lender that all Indebtedness of the Company to the Subordinated Creditor is evidenced by the Subordinated Loan Agreement. Subordinated Creditor further represents that said Indebtedness has not heretofore been assigned, pledged to, or subordinated in favor of, any other Person.

(b)

Subordinated Creditor hereby covenants and agrees that it will not amend or permit amendment of the terms of its Subordinated Debenture or any other agreement, document or instrument hereafter evidencing any Subordinated Indebtedness, without the prior written consent of the Senior Lender, if such amendment would: (i) increase the principal amount of the Subordinated Indebtedness; (ii) increase the rate of interest accruing on the Subordinated Indebtedness; (iii) accelerate in any manner the dates upon which any principal or interest payment on the Subordinated Indebtedness is due (other than with respect to the forgiveness of any of the Subordinated Indebtedness); (iv) take any additional collateral for the Subordinated Indebtedness; (v) add or change in a manner adverse to the Company or the Senior Lender any covenant, agreement or event of default under the Subordinated Loan Agreement; or (vi) except as set forth in the Subordinated Loan Agreement (as in effect on the date hereof) and the documents executed in connection therewith, give to the Subordinated Creditor the right to purchase, or to cause the Company to issue, equity interests in the Company. Notwithstanding anything to the contrary contained herein, Subordinated Creditor shall, at any time without the prior written consent of or notice to the Senior Lender, be entitled to convert Subordinated Indebtedness into equity of the Borrower as provided in the Subordinated Loan Documents and the documents executed in connection therewith, or to forgive part or all of the Subordinated Indebtedness.

(c)

The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or other action on the part of the Subordinated Creditor, and this Agreement constitutes a valid and binding obligation of the Subordinated Creditor, enforceable against it in accordance with its terms.

(d)

Subordinated Creditor covenants and agrees that it will not assign, pledge, sell, transfer or otherwise dispose of any of the Subordinated Indebtedness or interests therein, whether through assignment or participation or otherwise, except to a Person who first becomes a party hereto and accepts without qualification all obligations of the Subordinated Creditor hereunder.

(e)	Subordinated Creditor acknowledges and agrees that this Agreement is a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code, 11 U.S.C. §510(a).

10.       Validity and Enforceability of Encumbrances Securing Senior Indebtedness; Cooperation with Senior Lender.

(a)

Without limiting the provisions of Section 2 hereof, (i) the Subordinated Creditor will not in any Insolvency Proceeding or other event described in Section 5 or otherwise, challenge, oppose or contest (or join in any challenge, opposition or contest by any third party, or encourage any third party to challenge, oppose or contest) the Senior Indebtedness or the perfection, superiority, priority, validity or enforceability of any security interest or lien granted to the Senior Lender pursuant to the Loan Agreement, the Security Documents or other Loan Documents, nor will Subordinated Creditor challenge the validity or enforceability of such Loan Agreement, Security Documents or other Loan Documents, or any provision thereof, and (ii) the Senior Lender will not in any Insolvency Proceeding or other event described in Section 5 or otherwise, challenge, oppose or contest (or join in any challenge, opposition or contest by any third party, or encourage any third party to challenge, oppose or contest) the Subordinated Indebtedness or the perfection, superiority, priority, validity or enforceability of any security interest or lien granted to the Subordinated Creditor pursuant to the Subordinated Loan Agreement, or any documents executed in connection therewith, nor will Senior Lender challenge the validity or enforceability of such Subordinated Loan Agreement, or any documents executed in connection therewith, or any provision thereof. Each party hereby acknowledges that the provisions of this Agreement are intended to be enforceable at all times, whether before or after any Insolvency Proceeding or other event described in Section 5 of this Agreement. The Subordinated Creditor hereby waives any right to require the Senior Lender to marshal the Collateral.

(b)

Without limiting the foregoing, Subordinated Creditor will not challenge or oppose (or join with any party challenging or opposing) or take any action whatsoever to impair the exercise by the Senior Lender of the rights and remedies granted to the Senior Lender in the Loan Documents; provided, however, that the Subordinated Creditor shall have the right, but not the obligation, to cure a Default under the Senior Indebtedness at any time during the period provided for the Company to cure such Default under the Loan Documents; provided further, however, that the failure by the Senior Lender to give the Subordinated Creditor notice of such Default as provided in Section 16(a) hereof shall not affect or limit the Senior Lender’s rights hereunder or under the Loan Agreement. In the event that such Default shall be so cured, the rights of the Senior Lender in respect of such Default shall cease until the occurrence of any other Default.

11.	Limitations on Remedies.
(a)

Upon the occurrence of any default or event of default (a “Subordinated Default”) in respect of the Subordinated Indebtedness, Subordinated Creditor shall not exercise any Enforcement Action for a period (the “Standstill Period”), commencing on the date of receipt by the Senior Lender from the Subordinated Creditor of written notice (a “Default

Notice”) of such Subordinated Default and ending on the earlier to occur of (i) 120 days after receipt by Senior Lender of such Default Notice and (ii) an Insolvency Proceeding; provided that in the event that as of any day during such 120 day period the Subordinated Default that was the subject of the Default Notice shall no longer be continuing, then the Standstill Period shall be deemed not to have commenced, and provided further that such 120 day period shall be tolled (x) for any period during which the Senior Lender or the Subordinated Creditor are stayed by an Insolvency Proceeding or an order issued by a court of competent jurisdiction from taking any Enforcement Action and (y) for any period during which the Subordinated Creditor has otherwise agreed to forbear from exercising its rights with respect to such Subordinated Default.

(b)	Notwithstanding the provisions of Section 11(a) above:
(i)

During any Standstill Period, the Subordinated Creditor shall accept any cure of the applicable Subordinated Default(s) proffered by Senior Lender which restores the Subordinated Creditor to the position it would have been but for such default or event of default; and

(ii)	If the applicable Subordinated Default has occurred under the Subordinated Indebtedness solely as a result of a cross-default to the Senior Indebtedness, then:
(A)

If Senior Lender shall waive such default under the Senior Indebtedness, or amend the Senior Indebtedness with the effect that such default no longer exists, such waiver or amendment shall be deemed effective under the Subordinated Indebtedness as well and the applicable Subordinated Default shall be deemed to no longer exist;

(B)

Notwithstanding the expiration of the applicable Standstill Period, the Subordinated Creditor shall not be permitted to take any Enforcement Action with respect to the Subordinated Indebtedness if the Senior Indebtedness has been accelerated; and

(C)

Notwithstanding the expiration of the Standstill Period, in no event shall the Subordinated Creditor exercise or continue to exercise any such Enforcement Action if the Senior Lender shall have commenced an Enforcement Action, including, without limitation, any of the following: the solicitation of bids from third parties to conduct the liquidation of all or any portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any portion of the Collateral, the notification of account debtors to make payments to the Senior Lender or its agents, the initiation of any action to take possession of all or any portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to the foreclosure and sale of all or any portion of the Collateral), or diligently attempting in good faith to vacate any stay prohibiting an Enforcement Action with respect to all or any portion of the Collateral.

(c)	Nothing contained in this Section 9 shall limit or impair the obligations and agreements of the Subordinated Creditors set forth in any other Section of this Agreement.

12.       Assignments and Appointments. The Subordinated Creditor, for itself and its successors and assigns, hereby irrevocably authorizes and directs the Senior Lender, and any trustee or debtor in possession in bankruptcy, receiver, custodian or assignee for the benefit of creditors of the Company, whether in voluntary or involuntary liquidation, dissolution or reorganization, on his or its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Agreement and irrevocably appoints the Senior Lender and any such trustee, receiver, custodian or assignee, attorney-in-fact for such purpose with full powers of substitution and revocation.

13.       No Impairment. No right of the Senior Lender to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company, or by any non-compliance by the Company with any of the terms, provisions and covenants of the agreement, documents and instruments evidencing the Subordinated Indebtedness, regardless of any knowledge thereof that the Senior Lender may have or be otherwise charged with, or by any action which the Senior Lender may take or refrain from taking with respect to the Senior Indebtedness or the Subordinated Indebtedness.

14.       Further Assurances. In order to carry out the terms and intent of this Subordination Agreement more effectively, each Creditor will take all actions and execute all further documents and instruments reasonably necessary or convenient to preserve for the other party the benefits of this Agreement.

15.       Waivers, etc. No action which the Senior Lender, or the Company with the consent of the Senior Lender, may take or refrain from taking with respect to any Senior Indebtedness, or any promissory note or notes representing the same, or any collateral therefor, including any waiver or release thereof (or any waiver of any provision thereof or default of any agreement or agreements (including guaranties) in connection therewith, shall affect this Agreement or the rights of the Senior Lender or the obligations of the Subordinated Creditor hereunder. No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing and then only with respect to the specific instance involved, and shall in no way impair or offset the rights of the Senior Lender or the obligations of the Subordinated Creditor in any other respect or at any other time.

16.	Notices.
(a)

By the Senior Lender to the Subordinated Creditor. The Senior Lender shall provide the Subordinated Creditor with notice of any Default simultaneously with giving notice to the Company, provided that any failure by the Senior Lender to give such notice shall not affect or limit the Senior Lender’s rights hereunder.

(b)

By the Subordinated Creditor to the Senior Lender. The Subordinated Creditor shall provide the Senior Lender with notice of any Subordinated Default relating to any Subordinated Indebtedness simultaneously with giving notice to the Company.

(c)

By the Company to the Senior Lender. The Company shall provide the Senior Lender with copies of all notices of any Subordinated Default received by it from the Subordinated Creditor immediately upon its receipt thereof.

(d)

By the Company to the Subordinated Creditor. The Company shall provide the Subordinated Creditor with copies of all notices of any Default given by it to the Senior Lender or received by it from the Senior Lender immediately upon its delivery or receipt thereof.

(e)

Method. Except as otherwise provided herein, all demands or notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes hereof if personally delivered or mailed or transmitted by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery services (charges prepaid), recognized overnight delivery services (charges prepaid) or first class mail, postage prepaid, to them at their respective addresses as set forth on the signature pages hereto and incorporated herein by reference, or at such other address as the party to whom such notice is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

17.       Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Creditors and their respective heirs, legal representatives, successors and assigns (including without limitation any transferee or refinancing lender of any Senior Indebtedness). The Senior Lender may assign this Agreement or its rights thereunder without the consent of the Subordinated Creditor or the Company. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute and the same instrument.

18.       Governing Law, Jurisdiction, Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of law principles). The Subordinated Creditor, to the extent that the Subordinated Creditor may lawfully do so, hereby consents to service of process, and to be sued, in the Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of the Subordinated Creditor’s obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections as to venue in any such courts. The Subordinated Creditor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and confer personal jurisdiction if served personally or by certified mail at the address set forth below under the signature of the Subordinated Creditor or as otherwise provided under the laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND THE SUBORDINATED CREDITOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.       Acknowledgment by Company. The Company covenants and agrees not to make any distribution or payment to any Subordinated Creditor in violation of the terms of this Agreement.

20.       Legends. The Subordinated Creditor covenants and agrees that until all Senior Indebtedness is Paid in Full in cash, the Subordinated Loan Agreement and each promissory note or other instrument evidencing Subordinated Indebtedness and each security agreement relating to the Subordinated Indebtedness shall bear at all times, in a conspicuous manner, the following legend:

“This Subordinated Loan Agreement and the indebtedness evidenced hereby are subordinate, in the manner and to the extent set forth in that Subordination Agreement (as amended, supplemented or otherwise modified from time to time, the “Subordination Agreement”) dated as of February 1, 2008 between and among Bakers Footwear Group, Inc. (the “Company”), Private Equity Management Group, Inc., as agent for certain lenders (the “Subordinated Creditor”) and the Senior Lender named therein, to indebtedness owed by the Company to the Senior Lender, and the holder of this Subordinated Indebtedness, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.”

This Agreement is executed as a sealed instrument as of the 1st of February, 2008.

COMPANY

BAKERS FOOTWEAR GROUP, INC.

By: /s/ Peter Edison

Name: Peter Edison

Title: Chief Executive Officer

Address: 2815 Scott Avenue

St. Louis, Missouri 63103

Telephone: 314-621-0699

Telecopier: : 314-641-0390

SUBORDINATED CREDITOR

PRIVATE EQUITY MANAGEMENT GROUP, INC., as Agent

By: /s/ Danny Pang

Name: Danny Pang

Title: Chairman, CEO

Address: One Park Plaza, Suite 550

Irvine, California 92614

Telephone: (949)757-0977

Telecopier: (949)757-0978

SENIOR LENDER

BANK OF AMERICA, N. A.

By: /s/ David Storer

Name: David Storer

Title: Vice President

Address: 100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Telephone: 617-434-1359

Telecopier: 617-434-4339